NEWS RELEASE

Contact:

Stanley G. Rosenbaum
Executive Vice President and Chief Financial Officer
Tel: 952-979-3768
srosenbaum@bioscrip.com

Lisa M. Wilson
In-Site Communications
Tel: (917) 543-9932
lwilson@insitecony.com

FOR IMMEDIATE RELEASE

BIOSCRIP, INC. REPORTS 2008 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

-- IMPAIRMENT CHARGE RESULTS IN 4th QUARTER 2008 LOSS OF $1.98 PER SHARE; EARNINGS OF $0.09 PER SHARE EXCLUDING THE IMPAIRMENT CHARGE

ELMSFORD, N.Y.--(BUSINESS WIRE)—March 3, 2009—BioScrip, Inc. (Nasdaq: BIOS) today announced a fourth quarter net loss of $76.6 million, or $1.98 per share, on revenues of $366.6 million, which includes a goodwill impairment charge and intangible write off totaling $80.2 million, net of taxes.  These results compare to net income of $2.5 million, or $0.06 per diluted share, on revenue of $309.2 million for the fourth quarter of 2007.   Excluding the goodwill impairment and intangible write off, the Company would have reported net income of $3.6 million, or $0.09 per diluted share.  EBITDAO was $6.6 million for the fourth quarter, compared to $5.9 million for the same period a year ago, a 11.9% increase.

For the year ended December 31, 2008, the Company reported a net loss of $74.0 million, or $1.93 per share, on revenues of $1.4 billion, which includes the $80.2 million impairment charge, net of tax.  This compares to net income of $3.3 million, or $0.09 per share, on revenues of $1.2 billion for the same period a year ago.  Excluding the impairment charge and intangible write off, the Company would have reported 2008 net income of $6.2 million, or $0.16 per diluted share.  The Company’s goodwill impairment and intangible write off was prompted by adverse equity and other market conditions which caused a decrease in current market valuations in the healthcare services industry and BioScrip’s stock price relative to its book value at December 31, 2008.

Richard H. Friedman, BioScrip’s Chairman and Chief Executive Officer, stated, "Our operating performance is in-line with our expectations and continues to be driven by solid organic growth at our specialty pharmacies, demonstrating the underlying strength and consistency of our business.  We strengthened and expanded our infusion capabilities over the last year and will continue to focus on strategic growth areas as we increase our national footprint in 2009.  We believe that this will yield positive results in 2009.”

Results of Operations

Fourth Quarter Highlights

($'s in Millions)	4th Quarter 2008 Actual	4th Quarter 2007 Actual	% Change
Revenues	$366.6	$309.2	18.6%
Specialty Services Revenues	$314.0	$257.1	22.1%
Gross Profit Dollars	$38.0	$36.2	5.0%
Gross Profit Percent	10.4%	11.7%	-11.1%
Operating Expense Percent*	9.3%	10.7%	13.1%
Operating Profit*	$4.0	$3.1	29.0%
EBITDAO	$6.6	$5.9	11.9%

*Excludes impairment charge in 4th quarter of 2008.

Revenue for the fourth quarter of 2008 totaled $366.6 million compared to $309.2 million for the same period a year ago.  Fourth quarter 2008 Specialty Services revenues were $314.0 million, an increase of $56.9 million, or 22.1% over the same period a year ago.  The increase was due primarily to growth from managed care and network contracts in conjunction with direct to physician sales efforts for specialty therapies.  PBM Services revenues remained substantially the same year-over-year.

Consolidated gross profit for the fourth quarter of 2008 was $38.0 million, an increase of $1.8 million from $36.2 million for the fourth quarter of 2007.  Fourth quarter 2008 gross margin was 10.4% compared to 11.7% for the same period a year ago. Gross margin was negatively impacted by the lower margin Medicare Competitive Acquisition Program (“CAP”) and United Healthcare Group (“UHG”) organ transplant and HIV/AIDS contract.  As previously reported, the CAP relationship ended on December 31, 2008 and the UHG exclusive agreement for HIV/AIDS and organ transplant terminate January 31, 2009 and March 31, 2009, respectively.  Total revenues associated with those contracts represented an aggregate of approximately $180 million in 2008.

Fourth quarter operating income, excluding the impairment charge increased to approximately $4.0 million, a 29% increase over last year’s fourth quarter. This increase was primarily due to sales growth and cost-containment efforts, partially offset by a return to normalized bad debt expense.

2008 Reported Results

Year-end 2008 Highlights:

($'s in Millions)	2008 Actual	2007 Actual	% Change
Revenues	$1,401.9	$1,197.7	17.0%
Specialty Services Revenues	$1,196.6	$974.6	22.8%
Gross Profit Dollars	$142.2	$137.0	3.8%
Gross Profit Percent	10.1%	11.4%	-11.4%
Operating Expense Percent*	9.4%	10.7%	12.1%
Operating Profit*	$10.4	$8.9	16.9%
EBITDAO	$20.5	$18.9	8.5%

*Excludes impairment charge in 4th quarter of 2008; includes 3rd quarter non-recurring settlement of $795,000 with OIG.

For the year ended December 31, 2008, the Company reported a net loss of $74.0 million, or $1.93 per share compared to net income of $3.3 million, or $0.09 per share for the same period a year ago.  As discussed above, the Company had an after-tax impairment charge of $80.2 million, or $2.09 per share, which was prompted by adverse equity and other market conditions which caused a decrease in current market valuations in the healthcare services industry and BioScrip’s stock price relative to its book value at December 31, 2008.

Excluding the impairment charge, the Company would have reported net income of $6.2 million, or $0.16 per diluted share, a $2.9 million improvement in net income over the prior year. Revenues increased to $1.4 billion for the year ended December 31, 2008 from $1.2 billion in 2007.   The year-over-year increase was principally due to growth in Bioscrip’s Specialty Services business discussed above, partially offset by revenues associated with the loss of PBM contracts.  Specialty Services revenue for the 2008 was $1,196.6 million compared to $974.6 million for 2007, an increase of $222.0 million, or 22.8%.

Operating income for 2008 increased 16.9% in 2008 to $10.4 million, excluding the impairment charge versus 2007.    This improvement was primarily the result of higher Specialty Services sales.

Balance Sheet Highlights

Accounts receivable days sales outstanding at December 31, 2008 were 43.8 days, essentially unchanged over the prior year.  Inventory days on hand at December 31, 2008 were 11.8 days versus 11.4 days at the end of 2007.  Inventory on hand increased in the fourth quarter primarily to safeguard against first quarter 2009 price increases.

Outstanding borrowings under our credit facility were $50.4 million at the end of 2008, a $4.6 million decline since September 30, 2008.  As of yesterday, our outstanding borrowings were approximately $41.0 million.  Average borrowings during the fourth quarter were approximately $41.0 million, an improvement of more than $6.0 million over the third quarter of 2008.  BioScrip’s total credit line is $85.0 million.

Conference Call Information

BioScrip will host a conference call to discuss fourth quarter and year-end 2008 financial results on Tuesday, March 3, at 9:00 a.m. ET (Eastern Time). Interested parties may participate in the conference call by dialing 800-755-1805 (US), or 212-231-1901 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:00 p.m. ET on March 3, through 12:00 p.m. ET on March 17, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation #21414372. An audio webcast and archive of the conference call will also be available under the investor relations section of the BioScrip website, www.bioscrip.com.

About BioScrip, Inc.

BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical healthcare organization that partners with patients, physicians, healthcare payors and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex health care conditions.

Forward Looking Statements-Safe Harbor

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company,  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Earnings before interest, taxes, depreciation, amortization, and option expense ("EBITDAO") is a non-GAAP financial measure as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 3 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company's continuing profitability trend.

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TABLES TO FOLLOW

BIOSCRIP, INC

CONSOLIDATED BALANCE SHEETS
SCHEDULE 1
(in thousands, except for share amounts)
	December 31,	December 31,
	2008	2007

ASSETS
Current assets
Cash and cash equivalents	$-	$-
Receivables, less allowance for doubtful accounts of $11,629 and $12,083
at December 31, 2008 and 2007, respectively	158,649	128,969
Inventory	45,227	33,598
Prepaid expenses and other current assets	2,766	1,434
Total current assets	206,642	164,001
Property and equipment, net	14,748	11,742
Other assets	1,069	478
Goodwill	24,498	114,824
Intangible assets, net	-	5,777
Total assets	$246,957	$296,822

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Line of credit	$50,411	$33,778
Accounts payable	76,936	57,342
Claims payable	5,230	5,164
Amounts due to plan sponsors	5,646	4,568
Accrued expenses and other current liabilities	9,575	13,936
Total current liabilities	147,798	114,788
Deferred taxes	533	12,754
Income taxes payable	3,089	3,077
Total liabilities	151,420	130,619
Stockholders' equity
Common stock, $.0001 par value; 75,000,000 shares authorized; shares issued:
41,622,629, and 41,331,346, respectively; shares outstanding; 38,691,356 and
38,250,633, respectively	4	4
Treasury stock, shares at cost: 2,624,186 and 2,436,642, respectively	(10,288)	(9,399)
Additional paid-in capital	248,441	244,186
Accumulated deficit	(142,620)	(68,588)
Total stockholders' equity	95,537	166,203
Total liabilities and stockholders' equity	$246,957	$296,822

Schedule 2
BIOSCRIP, INC

CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(in thousands, except per share amounts)

	(unaudited)
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Revenue	$366,573	$309,197	$1,401,911	$1,197,732
Cost of revenue	328,582	273,016	1,259,741	1,060,717
Gross profit	37,991	36,181	142,170	137,015
% of Revenue	10.4%	11.7%	10.1%	11.4%
Operating expenses
Selling, general and administrative expenses	31,623	32,324	125,202	120,147
Bad debt expense	1,881	314	4,667	5,119
Amortization of intangibles	484	484	1,936	2,898
Goodwill and intangible impairment	93,882	-	93,882	-
Total operating expense	127,870	33,122	225,687	128,164
% of Revenue	34.9%	10.7%	16.1%	10.7%
(Loss) income from operations	(89,879)	3,059	(83,517)	8,851
Interest expense, net	(780)	(602)	(2,711)	(3,270)
(Loss) income before income taxes	(90,659)	2,457	(86,228)	5,581
Tax (benefit) provision	(14,075)	(59)	(12,196)	2,264

Net (loss) income	$(76,584)	$2,516	$(74,032)	$3,317

Basic weighted average shares	38,589	37,991	38,417	37,647
Diluted weighted average shares	38,589	40,013	38,417	38,491

Basic net (loss) income per share	$(1.98)	$0.07	$(1.93)	$0.09
Diluted net (loss) income per share	$(1.98)	$0.06	$(1.93)	$0.09

(1) Cetain amounts have been reclassified to conform to the current presentation. Such classifications have had no impact on income from operations or net income.

Schedule 3
BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Measures
(in thousands, except per share amounts)

	(unaudited)
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Net (loss) income	$(76,584)	$2,516	$(74,032)	$3,317
Addback items:
Amortization of intangibles	484	484	1,936	2,898
Depreciation	1,223	1,081	4,457	4,192
Net interest	780	602	2,711	3,270
Taxes	(14,075)	(59)	(12,196)	2,264
Stock-based compensation expense	931	1,269	3,790	3,004
Goodwill and intangible writeoff	93,882	-	93,882	-
Earnings before interest, taxes, depreciation, amortization and
share-based compensation expense (EBITDAO)	$6,641	$5,893	$20,548	$18,945
Net (loss) income	$(76,584)	$2,516	$(74,032)	$3,317
Addback items:
OIG Settlement	-	-	795	-
Pro forma Net (Loss) Income	$(76,584)	$2,516	$(73,237)	$3,317
Basic weighted average shares	38,589	37,991	38,417	37,647
Diluted weighted average shares	38,589	40,013	38,417	38,491
Basic pro forma net (loss) income per share	$(1.98)	$0.07	$(1.91)	$0.09
Diluted pro forma net (loss) income per share	$(1.98)	$0.06	$(1.91)	$0.09